U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Orient Star Holdings LLC ("Orient Star")
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

1000 Louisiana Street
--------------------------------------------------------------------------------
                                    (Street)

Houston, TX 77002
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     September 14, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Saks Incorporated ("SKS")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10
per share (Saks Shares")                  141,386,063                 D
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 Exhibit to Form 3

Name and Address of Additional Reporting Persons:
------------------------------------------------

Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria") with the following address:

Insurgentes Sur #3500, PB-4
Pena Pobre, 14000
Mexico, D.F., Mexico

Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit,
Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") and each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec, 11000
Mexico, D.F., Mexico

Explanation of Responses:
------------------------

As of September 22, 2000, Inmobiliaria has indirect beneficial ownership of the 141,386,063 Saks Shares directly owned by its wholly-owned subsidiary, Orient Star.

The Slim Family beneficially owns all of the outstanding voting and equity securities of Inmobiliaria, and therefore each member of the Slim Family may be deemed to have indirect beneficial ownership of the 141,386,063 Saks Shares beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

                                 Signature Page

 Carlos Slim Helu                 _
                                   |
---------------------------        |
                                   |
 Carlos Slim Domit                 |                 By: /s/ Eduardo Valdes Acra
---------------------------        |                    ------------------------
                                   |                    Eduardo Valdes Acra
                                   |                    Attorney-in-Fact
 Marco Antonio Slim Domit          |                    September 22, 2000
                                   |
---------------------------        |
                                   |
 Patrick Slim Domit                |
                                   |
---------------------------        |
                                   |
 Maria Soumaya Slim Domit          |
                                   |
---------------------------        |
                                   |
 Vanessa Paola Slim Domit          |
                                   |
---------------------------        |
                                   |
 Johanna Monique Slim Domit        |
                                   |
---------------------------        |
                                   |
 INMOBILIARIA CARSO, S.A. DE C.V.  |
                                   |
---------------------------        |
 By: Alejandro Escoto              |
 Title: Attorney-in-Fact           |
                                   |
                                   |
 ORIENT STAR HOLDINGS LLC          |
                                   |
---------------------------        |
 By: James M. Nakfoor              |
 Title: Manager                    |

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Carlos Slim Helu
                                               --------------------
     March 2, 2000                             By: Carlos Slim Helu

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Carlos Slim Domit
                                               ---------------------
      March 2, 2000                            By: Carlos Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Marco Antonio Slim Domit
                                               ----------------------------
    March 2, 2000                              By: Marco Antonio Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Patrick Slim Domit
                                               ----------------------
       March 2, 2000                           By: Patrick Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Maria Soumaya Slim Domit
                                               ----------------------------
     March 2, 2000                             By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Vanessa Paola Slim Domit
                                               ----------------------------
    March 2, 2000                              By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Johanna Monique Slim Domit
                                               ------------------------------
    March 2, 2000                              By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               INMOBILIARIA CARSO, S.A. de C.V.

                                               /s/ Alejandro Escoto
                                               --------------------
     March 2, 2000                             By:    Alejandro Escoto
                                               Title: Attorney-in-Fact

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               ORIENT STAR HOLDINGS LLC

                                               /s/ James M. Nakfoor
                                               --------------------
      March 2, 2000                            By:    James M. Nakfoor
                                               Title: Manager

                             JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of March 2000, by and between Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Saks Incorporated that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

 Carlos Slim Helu

---------------------------

 Carlos Slim Domit                                       By: /s/ Eduardo Valdes
---------------------------                                 -------------------
                                                            Eduardo Valdes
                                                            Attorney-in-Fact
 Marco Antonio Slim Domit                                   March 2, 2000

---------------------------

 Patrick Slim Domit

---------------------------

 Maria Soumaya Slim Domit

---------------------------

 Vanessa Paola Slim Domit

---------------------------

 Johanna Monique Slim Domit

---------------------------

 INMOBILIARIA CARSO, S.A. DE C.V.

---------------------------
 By: Alejandro Escoto
 Title: Attorney-in-Fact


 ORIENT STAR HOLDINGS LLC

---------------------------
 By: James M. Nakfoor
 Title: Manager